MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
This section summarizes the material U.S. federal income tax considerations that you, as a securityholder, may consider relevant and is intended to supersede in its entirety the discussion under the heading “Material U.S. Federal Income Tax Considerations” in the prospectus dated October 6, 2014 and filed with the Securities and Exchange Commission, or SEC, as part of a shelf registration statement on Form S-3 (No. 333-199185), or the Prospectus. Hunton & Williams LLP has acted as our counsel, has reviewed this summary, and is of the opinion that the discussion contained herein is accurate in all material respects. Because this section is a summary, it does not address all aspects of taxation that may be relevant to particular securityholders in light of their personal investment or tax circumstances, or to certain types of securityholders that are subject to special treatment under the U.S. federal income tax laws, such as:

•	insurance companies;

•	tax-exempt organizations (except to the extent discussed in “-Taxation of Tax-Exempt U.S. Holders” below);

•	financial institutions or broker-dealers;

•	non-U.S. individuals and non-U.S. corporations (except to the extent discussed in “-Taxation of Non- U.S. Holders” below);

•	U.S. expatriates;

•	persons who mark-to-market our securities;

•	subchapter S corporations;

•	U.S. shareholders (as defined below) whose functional currency is not the U.S. dollar;

•	regulated investment companies and real estate investment trusts, or REITs, and their investors;

•	trusts and estates (except to the extent discussed herein);

•	persons who receive our securities through the exercise of employee stock options or otherwise as compensation;

•	persons holding our securities as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•	persons subject to the alternative minimum tax provisions of the Internal Revenue Code of 1986, as amended, or the Code;

•	persons holding our securities through a partnership or similar pass-through entity; and

•	persons holding a 10% or more (by vote or value) beneficial interest in our shares.

This summary assumes that securityholders hold our securities as capital assets for U.S. federal income tax purposes, which generally means as property held for investment.
The statements in this section are not intended to be, and should not be construed as, tax advice. The statements in this section are based on the Code, current, temporary and proposed Treasury regulations, the legislative history of the Code, current administrative interpretations and practices of the Internal Revenue Service, or IRS, and court decisions. The reference to IRS interpretations and practices includes the IRS practices and policies endorsed in private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives the ruling. In each case, these sources are relied upon as they exist on the date of this discussion. Future legislation, Treasury regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law on which the information in this section is based. Any such change could apply retroactively. We have not received any rulings from the IRS concerning our qualification as a REIT. Accordingly, even if there is no change in the applicable law, no assurance can be provided that the statements made in the following discussion, which do not bind the IRS or the courts, will not be challenged by the IRS or will be sustained by a court if so challenged.
WE URGE YOU TO CONSULT YOUR TAX ADVISER REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE PURCHASE, OWNERSHIP AND SALE OF OUR SECURITIES AND OF OUR ELECTION TO BE TAXED AS A REIT. SPECIFICALLY, YOU SHOULD CONSULT YOUR TAX ADVISER REGARDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION, AND REGARDING POTENTIAL CHANGES IN APPLICABLE TAX LAWS.
Taxation of Our Company
We elected to be taxed as a REIT under Sections 856 through 860 of the Code commencing with our short taxable year ended December 31, 2013. We believe that, commencing with our short taxable year ended December 31, 2013, we were organized and have operated and will continue to operate in such a manner as to qualify for taxation as a REIT under the federal income tax laws, but no assurances can be given that we will operate in a manner so as to remain qualified as a REIT. This section discusses the laws governing the federal income tax treatment of a REIT and its securityholders. These laws are highly technical and complex.
In the opinion of Hunton & Williams LLP, we qualified to be taxed as a REIT under the federal income tax laws for our short taxable year ended December 31, 2013 through our taxable year ended December 31, 2016, and our organization and current and proposed method of operation will enable us to satisfy the requirements for qualification and taxation as a REIT under the federal income tax laws for our taxable year ending December 31, 2017 and subsequent taxable years. Investors should be aware that Hunton & Williams LLP’s opinion is based upon customary assumptions, is conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our assets and the conduct of our business, is not binding upon the IRS or any court and speaks as of the date issued. In addition, Hunton & Williams LLP’s opinion is based on existing federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Moreover, our qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the federal income tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that fall within specified categories, the diversity of our share ownership, and the percentage of our earnings that we distribute. Hunton & Williams LLP will not review our compliance with those tests on a continuing basis. Accordingly, given the complex nature of the rules governing REITs, the ongoing importance of factual determinations, including the potential tax treatment of the investments we make, and the possibility of future changes in our circumstances, no assurance can be given that our actual results of operations for any particular taxable year will satisfy such requirements. Hunton & Williams LLP’s opinion does not foreclose the possibility that we may have to use one or more of the REIT relief provisions discussed below, which could require us to pay an excise or penalty tax (which could be material) in order for us to maintain our REIT qualification. For a discussion of the tax consequences of our failure to qualify as a REIT, see “-Failure to Qualify.”
If we qualify as a REIT, we generally will not be subject to federal income tax on our REIT taxable income that we currently distribute to our securityholders, but taxable income generated by any domestic taxable REIT subsidiaries, or TRSs, will be subject to regular corporate income tax. However, we will be subject to federal tax in the following circumstances:

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We will pay federal income tax on our taxable income, including net capital gain, that we do not distribute to shareholders during, or within a specified time period after, the calendar year in which the income is earned.

•	We may be subject to the “alternative minimum tax” on any items of tax preference, including any deductions of net operating losses, that we do not distribute or allocate to shareholders.

•	We will pay income tax at the highest corporate rate on:

•	net income from the sale or other disposition of property acquired through foreclosure, or foreclosure property, that we hold primarily for sale to customers in the ordinary course of business, and

•	other non-qualifying income from foreclosure property.

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We will pay a 100% tax on net income earned from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business (as described below under “-Prohibited Transactions”).

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If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below under “-Gross Income Tests,” but nonetheless continue to qualify as a REIT because we meet other requirements, we will be subject to a 100% tax on:

•	the greater of the amount by which we fail the 75% gross income test or the 95% gross income test, multiplied, in either case, by

•	a fraction intended to reflect our profitability.

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If we fail to satisfy the asset tests (other than a de minimis failure of the 5% asset test, the 10% vote test or the 10% value test, as described below under “-Asset Tests”), as long as the failure was due to reasonable cause and not to willful neglect, we dispose of the assets or otherwise comply with such asset tests within six months after the last day of the quarter in which we identify such failure and we file a schedule with the IRS describing the assets that caused such failure, we will pay a tax equal to the greater of $50,000 or the product of the highest U.S. federal corporate tax rate (currently, 35%) and the net income from the non-qualifying assets during the period in which we failed to satisfy such asset tests.

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If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, and the failure was due to reasonable cause and not to willful neglect, we will be required to pay a penalty of $50,000 for each such failure, as described below under "—Failure to Qualify."

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We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet recordkeeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s shareholders, as described below in “-Requirements for Qualification.”

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If we fail to distribute during a calendar year at least the sum of: (i) 85% of our REIT ordinary income for the year, (ii) 95% of our REIT capital gain net income for the year and (iii) any undistributed taxable income from earlier periods, we will pay a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed, plus any retained amounts on which income tax has been paid at the corporate level.

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We may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we make a timely designation of such gain to the shareholder) and would receive a credit or refund for its proportionate share of the tax we paid.

•	We will be subject to a 100% excise tax on transactions between us and a TRS that are not conducted on an arm’s-length basis.

•	The earnings of any TRS that we form will be subject to U.S. federal corporate income tax.

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If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate- level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation’s basis in the asset or to another asset, we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of the asset during the up to 10-year period after we acquire the asset. The amount of gain on which we will pay tax is the lesser of:

•	the amount of gain that we recognize at the time of the sale or disposition, and

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the amount of gain that we would have recognized if we had sold the asset at the time we acquired it, assuming that the C corporation will not elect, in lieu of this treatment, to be subject to an immediate tax when the asset is acquired.

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If we own a residual interest in a real estate mortgage investment conduit, or REMIC, we will be taxable at the highest corporate rate on the portion of any excess inclusion income that we derive from the REMIC residual interests equal to the percentage of our shares that is held in record name by “disqualified organizations.” Although the law is unclear, IRS guidance indicates that similar rules may apply to a REIT that owns an equity interest in a taxable mortgage pool. To the extent that we own a REMIC residual interest or a taxable mortgage pool through a TRS, we will not be subject to this tax. A “disqualified organization” includes (i) the United States; (ii) any state or political subdivision of the United States; (iii) any foreign government; (iv) any international organization; (v) any agency or instrumentality of any of the foregoing; (vi) any other tax-exempt organization (other than a farmer’s cooperative described in Section 521 of the Code) that is exempt from income taxation and is not subject to taxation under the unrelated business taxable income provisions of the Code; and (vii) any rural electrical or telephone cooperative. We do not currently intend to hold REMIC residual interests or engage in financing activities that may result in treatment of us or a portion of our assets as a taxable mortgage pool. For a discussion of “excess inclusion income,” see “--Requirements for Qualification-Taxable Mortgage Pools and Excess Inclusion Income.”

In addition, notwithstanding our qualification as a REIT, we may also have to pay certain state and local income taxes, because not all states and localities treat REITs in the same manner that they are treated for federal income tax purposes. Moreover, as further described below, any domestic TRS in which we own an interest will be subject to federal, state and local corporate income tax on its taxable income. In addition, we may be subject to a variety of taxes other than U.S. federal income tax, including state and local franchise, property and other taxes and foreign taxes. We could also be subject to tax in situations and on transactions not presently contemplated.
Requirements for Qualification
A REIT is a corporation, trust, or association that meets each of the following requirements:
1.It is managed by one or more trustees or directors.

2.Its beneficial ownership is evidenced by transferable shares or by transferable certificates of beneficial interest.
3.It would be taxable as a domestic corporation, but for the REIT provisions of the federal income tax laws.

4.It is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws.

5.At least 100 persons are beneficial owners (determined without reference to any rules of attribution) of its shares or ownership certificates.

6.Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the federal income tax laws define to include certain entities, during the last half of any taxable year.

7.It elects to be taxed as a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements that must be met to elect and maintain REIT qualification.

8.It meets certain other qualification tests, described below, regarding the nature of its income and assets and the distribution of its income.

9.It uses the calendar year as its taxable year.

10.It has no earnings and profits from any non-REIT taxable year at the close of any taxable year.

We must meet requirements 1 through 4, 8 and 9 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. Requirements 5 and 6 began applying to us during our 2014 taxable year. If we comply with all the requirements for ascertaining the ownership of our outstanding shares in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. For purposes of determining share ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual” generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, however, and beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of requirement 6.
We believe that we have issued shares with sufficient diversity of ownership to satisfy requirements 5 and 6. In addition, our declaration of trust restricts the ownership and transfer of our shares so that we should continue to satisfy these requirements. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy these share ownership requirements. If we fail to satisfy these share ownership requirements, our qualification as a REIT may terminate. The provisions of our declaration of trust restricting the ownership and transfer of the shares are described under the heading “Description of Our Shares of Beneficial Interest-Restrictions on Ownership and Transfer” in the Prospectus.
To monitor compliance with the share ownership requirements, we generally are required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our shares pursuant to which the record holders must disclose the actual owners of the shares (i.e., the persons required to include our dividends in their gross income). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record-keeping requirements. If you fail or refuse to comply with the demands, you will be required by U.S. Treasury regulations to submit a statement with your tax return disclosing your actual ownership of our shares and other information. In addition, we must satisfy all relevant filing and other administrative requirements that must be met to elect and maintain REIT status. We believe we have complied, and intend to continue to comply with these requirements.
Qualified REIT Subsidiaries
A corporation that is a “qualified REIT subsidiary” is disregarded as a corporation separate from its parent REIT for federal income tax purposes. All assets, liabilities, and items of income, deduction, and credit of a qualified REIT subsidiary are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A qualified REIT subsidiary is a corporation, other than a TRS, all of the shares of which is owned, directly or through one or more qualified REIT subsidiaries or disregarded entities, by the REIT. Thus, in applying the requirements described herein, all assets, liabilities, and items of income, deduction, and credit of any qualified REIT subsidiary that we own will be treated as our assets, liabilities, and items of income, deduction, and credit.
Other Disregarded Entities and Partnerships
An unincorporated domestic entity, such as a limited liability company, that has a single owner for federal income tax purposes generally is not treated as an entity separate from its parent for federal income tax purposes, including for purposes of the REIT gross income and asset tests. An unincorporated domestic entity with two or more owners for federal income tax purposes generally is treated as a partnership for federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership, for purposes of the applicable REIT qualification tests. For purposes of the 10% value test (see “-Asset Tests”), our proportionate share is based on our proportionate interest in the equity interests and certain debt securities issued by the partnership. For all of the other asset and income tests, our proportionate share is based on our proportionate interest in the capital interests in the partnership. Our proportionate share of the assets, liabilities, and items of income of any partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we acquire an interest, directly or indirectly, will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements.
In the event that a disregarded subsidiary of ours ceases to be wholly-owned-for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours-the subsidiary’s separate existence would no longer be disregarded for federal income tax purposes. Instead, the subsidiary would have multiple owners for federal income tax purposes and would be treated as either a partnership or a taxable corporation (if previously a qualified REIT subsidiary). Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the total value or total voting power of the outstanding securities of another corporation. See “-Asset Tests” and “-Gross Income Tests.”
Taxable REIT Subsidiaries
A REIT is permitted to own up to 100% of the stock of one or more TRSs. A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation with respect to which a TRS directly or indirectly owns more than 35% of the voting power or value of the outstanding securities will automatically be treated as a TRS. However, an entity will not qualify as a TRS if it directly or indirectly operates or manages a lodging or health care facility or, generally, provides to another person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility or health care facility is operated. We generally may not own more than 10%, as measured by voting power or value, of the securities of a corporation that is not a qualified REIT subsidiary or a REIT unless we and such corporation elect to treat such corporation as a TRS. Overall, no more than 25% (20% for taxable years beginning after December 31, 2017) of the value of a REIT’s assets may consist of stock or securities of one or more TRSs.
The separate existence of a TRS or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for federal income tax purposes. Accordingly, a domestic TRS would generally be subject to corporate income tax on its earnings, which may reduce the cash flow generated by us and our subsidiaries in the aggregate and our ability to make distributions to our shareholders.
A REIT is not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by the subsidiary is an asset in the hands of the REIT, and the REIT generally recognizes as income the dividends, if any, that it receives from the subsidiary. This treatment can affect the gross income and asset test calculations that apply to the REIT, as described below. Because a parent REIT does not include the assets and income of such subsidiary corporations in determining the parent REIT’s compliance with the REIT requirements, such entities may be used by the parent REIT to undertake indirectly activities that the REIT rules might otherwise preclude it from doing directly or through pass-through subsidiaries or render commercially unfeasible (for example, activities that give rise to certain categories of income such as non-qualifying hedging income or inventory sales).
Certain restrictions imposed on TRSs are intended to ensure that such entities will be subject to appropriate levels of federal income taxation. First, a TRS may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed, generally, 50% of the TRS’s adjusted taxable income for that year (although the TRS may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that year). In addition, if amounts are paid to a REIT or deducted by a TRS due to transactions between a REIT, its tenants and/or a TRS, that exceed the amount that would be paid to or deducted by a party in an arm’s-length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess. We intend that all of our transactions with any TRS that we form will be conducted on an arm’s- length basis, but there can be no assurance that we will be successful in this regard.
We may form or invest in domestic or foreign TRSs in the future. To the extent that our TRSs pay any taxes, they will have less cash available for distribution to us. If dividends are paid by domestic TRSs to us, then the dividends we designate and pay to our shareholders who are taxed at individual rates, up to the amount of dividends that we receive from such entities, generally will be eligible to be taxed at the reduced 20% maximum federal rate applicable to qualified dividend income. See “-Taxation of U.S. Holders-Taxation of Taxable U.S. Holders on Distributions on Shares.”
Taxable Mortgage Pools and Excess Inclusion Income
An entity, or a portion of an entity, may be classified as a taxable mortgage pool under the Code if:

•	substantially all of its assets consist of debt obligations or interests in debt obligations;

•	more than 50% of those debt obligations are real estate mortgage loans or interests in real estate mortgage loans as of specified testing dates;

•	the entity has issued debt obligations that have two or more maturities; and

•	the payments required to be made by the entity on its debt obligations “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets.

Under applicable Treasury regulations, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are not considered to comprise “substantially all” of its assets, and therefore the entity would not be treated as a taxable mortgage pool.
A taxable mortgage pool generally is treated as a corporation for federal income tax purposes and cannot be included in any consolidated federal corporate income tax return. However, if a REIT is a taxable mortgage pool, or if a REIT owns a qualified REIT subsidiary that is a taxable mortgage pool, then the REIT or the qualified REIT subsidiary will not be taxable as a corporation, but a portion of the REIT’s income will be treated as “excess inclusion income” and a portion of the dividends the REIT pays to its shareholders will be considered to be excess inclusion income. Similarly, a portion of the income from a REMIC residual interest may be treated as excess inclusion income. A shareholder’s share of excess inclusion income (i) would not be allowed to be offset by any losses otherwise available to the shareholder, (ii) would be subject to tax as unrelated business taxable income, or UBTI, in the hands of most types of shareholders that are otherwise generally exempt from U.S. federal income tax, and (iii) would result in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction under any otherwise applicable income tax treaty, to the extent allocable to most types of foreign shareholders. IRS guidance indicates that a REIT’s excess inclusion income will be allocated among its shareholders in proportion to its dividends paid. However, the manner in which excess inclusion income would be allocated to dividends attributable to a tax year that are not paid until a subsequent tax year or to dividends attributable to a portion of a tax year when no excess inclusion income-generating assets were held or how such income is to be reported to shareholders is not clear under current law. Although the law is unclear, the IRS has taken the position that a REIT is taxable at the highest corporate tax rate on the portion of any excess inclusion income that it derives from an equity interest in a taxable mortgage pool equal to the percentage of its shares that is held in record name by “disqualified organizations” (as defined above under “-Taxation of Our Company”). Similar rules apply if we own a residual interest in a REMIC. If as a result of ownership by “disqualified organizations,” we are subject to tax on any excess inclusion income, under our declaration of trust, we will reduce distributions to such shareholders by the amount of tax paid by us that is attributable to such shareholder’s ownership. Treasury regulations provide that such a reduction in distributions does not give rise to a preferential dividend that could adversely affect our compliance with the distribution requirement. See “-Distribution Requirements.” To the extent that shares owned by “disqualified organizations” are held by a broker or other nominee, the broker/dealer or other nominees would be liable for a tax at the highest corporate tax rate on the portion of our excess inclusion income allocable to the shares held by the broker/dealer or other nominee on behalf of the “disqualified organizations.” A regulated investment company or other pass-through entity owning our shares will be subject to tax at the highest corporate tax rate on any excess inclusion income allocated to its record name owners that are “disqualified organizations.” We do not currently intend to hold REMIC residual interests (other than through a TRS) or engage in financing activities that may result in treatment of us or a portion of our assets as a taxable mortgage pool.
Gross Income Tests
We must satisfy two gross income tests annually to qualify and maintain our qualification as a REIT.
First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgage loans on real property or qualified temporary investment income. Qualifying income for purposes of the 75% gross income test generally includes:

•	rents from real property;

•	interest on debt secured by a mortgage on real property or on interests in real property;

•	dividends or other distributions on, and gain from the sale of, shares in other REITs;

•	gain from the sale of real estate assets;

•	income and gain derived from foreclosure property (as described below);

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income derived from a REMIC in proportion to the real estate assets held by the REMIC, unless at least 95% of the REMIC’s assets are real estate assets, in which case all of the income derived from the REMIC; and

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income derived from the temporary investment of new capital that is attributable to the issuance of our shares or a public offering of our debt with a maturity date of at least five years and that we receive during the one-year period beginning on the date on which we received such new capital.

Although a debt instrument issued by a “publicly offered REIT” (i.e., a REIT that is required to file annual and periodic reports with the SEC under the Securities Exchange Act of 1934, as amended) is treated as a “real estate asset” for the asset tests for taxable years beginning after December 31, 2015, the interest income and gain from the sale of such debt instruments is not treated as qualifying income for the 75% gross income test unless the debt instrument is secured by real property or an interest in real property.
As discussed below, with respect to forward settling Agency RMBS transactions where the pool is “to-be- announced” that are not hedging transactions, the law is unclear with respect to the qualification of gains from dispositions of such contracts as gains from the sale of real property (including interests in real property and interests in mortgages on real property) or other qualifying income for purposes of the 75% gross income test.
Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test (except for income derived from the temporary investment of new capital), other types of interest and dividends, gain from the sale or disposition of stock or securities or any combination of these.
Certain income items do not qualify for either gross income test. Other types of income are excluded from both the numerator and the denominator in one or both of the gross income tests. For example, gross income from the sale of property that we hold primarily for sale to customers in the ordinary course of business, income and gain from “hedging transactions,” as defined in “-Hedging Transactions,” and gross income attributable to cancellation of indebtedness, or COD, income will be excluded from both the numerator and the denominator for purposes of both the 75% and 95% gross income tests. In addition, certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests (see “-Foreign Currency Gain”). For purposes of the 75% and 95% gross income tests, we are treated as receiving our proportionate share of the gross income of any partnership or disregarded entity we own (including the gross income of our operating partnership). We will monitor the amount of our non-qualifying income and will seek to manage our investment portfolio to comply at all times with the gross income tests, but we cannot assure you that we will be successful in this effort. The following paragraphs discuss the specific application of the gross income tests to us.
Dividends
Our share of any dividends received from any corporation (including dividends from any TRS we may form, but excluding any REIT) in which we own an equity interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. Our share of any dividends received from any other REIT in which we own an equity interest, if any, will be qualifying income for purposes of both gross income tests.
Interest and Income from Mortgage-Backed Securities
The term “interest,” as defined for purposes of both gross income tests, generally excludes any amount that is based in whole or in part on the income or profits of any person. However, interest generally includes the following:

•	an amount that is based on a fixed percentage or percentages of receipts or sales; and

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an amount that is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property, and only to the extent that the amounts received by the debtor would be qualifying “rents from real property” if received directly by a REIT.

If a loan contains a provision that entitles a REIT to a percentage of the borrower’s gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property’s value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests, provided that the property is not inventory or dealer property in the hands of the borrower or the REIT.
Interest on debt secured by a mortgage on real property or on interests in real property, including, for this purpose, market discount, original issue discount, discount points, prepayment penalties, loan assumption fees and late payment charges that are not compensation for services, generally is qualifying income for purposes of the 75% gross income test. However, except to the extent described below, if the loan is secured by real property and other property and the highest principal amount of a loan outstanding during a taxable year (and not the purchase price or current value of the loan) exceeds the fair market value of the real property securing the loan as of (i) the date the REIT agreed to originate or acquire the loan or (ii) as discussed below, in the event of a “significant modification,” the date we modified the loan, a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the portion of the principal amount of the loan that is not secured by real property-that is, the amount by which the loan balance exceeds the applicable value of the real estate that secures the loan. IRS guidance provides that we do not need to redetermine the fair market value of the real property securing a loan in connection with a loan modification that is occasioned by a borrower default or made at a time when we reasonably believe that the modification to the loan will substantially reduce a significant risk of default on the original loan. In addition, for taxable years beginning after December 31, 2015, in the case of a loan that is secured by both real property and personal property, if the fair market value of such personal property does not exceed 15% of the total fair market value of all such property securing the loan, then the personal property securing the loan will be treated as real property for purposes of determining whether the interest on such loan is qualifying income for purposes of the 75% gross income test.
We intend to continue to invest primarily in Agency residential mortgage backed securities, or Agency RMBS, including both pass-through certificates and collateralized mortgage obligations, or CMOs, and, to a lesser extent, non-Agency RMBS CMOs, and we may invest directly in residential mortgage loans. Other than income from derivative instruments, as described below, we expect that all of the income of our Agency RMBS, non-Agency RMBS and residential mortgage loans will be qualifying income for purposes of the 95% gross income test. In the case of RMBS treated as interests in a grantor trust for federal income tax purposes, we would be treated as owning an undivided beneficial ownership interest in the mortgage loans held by the grantor trust. The interest on such mortgage loans and any residential mortgage loans that we own directly would be qualifying income for purposes of the 75% gross income test to the extent that the obligation is adequately secured (or solely secured) by real property, as discussed above. Accordingly, we intend to treat residential mortgage loans underlying Agency

RMBS as “real estate assets” and the income derived therefrom as qualifying income for purposes of the 75% gross income test. In the case of RMBS treated as regular interests in a REMIC for federal income tax purposes, income derived from REMIC interests will generally be treated as qualifying income for purposes of the 75% gross income test. If less than 95% of the assets of the REMIC are real estate assets, however, then only a proportionate part of our interest in the REMIC and income derived from the interest will qualify for purposes of the 75% gross income test. We believe that all of the income that we derive from interests in Agency REMICs will be qualifying income for purposes of the 75% gross income test. In addition, some REMIC securitizations include imbedded interest rate swap or cap contracts or other derivative instruments that potentially could produce non-qualifying income for the holders of the related REMIC securities. We expect that any interest income from an RMBS that is not treated as an interest in a grantor trust or an interest in a REMIC will not be qualifying income for purposes of the 75% gross income test. We expect that a sufficient portion of our income from our Agency RMBS, non-Agency RMBS and residential mortgage loans will be qualifying income so that we will satisfy both the 75% and 95% gross income tests. However, there can be no assurance that we will satisfy both the 75% and 95% gross income tests.
We generally intend to engage in forward settling Agency RMBS transactions where the pool is “to-be- announced,” or TBAs, that are treated as “hedging transactions” as defined in “-Hedging Transactions.” From time to time we also invest in TBAs as a means of acquiring exposure to Agency RMBS, or for speculative purposes. With respect to contracts for forward settling transactions such as TBAs that are not hedging transactions, the law is unclear with respect to the qualification of gains from dispositions of contracts for forward settling transactions as gains from the sale of real property (including interests in real property and interests in mortgages on real property) or other qualifying income for purposes of the 75% gross income test. Until we receive a favorable private letter ruling from the IRS or we receive an opinion of counsel to the effect that income and gain from the disposition of such contracts for forward settling transactions should be treated as qualifying income for purposes of the 75% gross income test, we will limit our gains from dispositions of such contracts for forward settling transactions (other than hedging transactions) and any other non-qualifying income to no more than 25% of our gross income for each calendar year. Accordingly, our ability to dispose of such contracts for forward settling transactions, through dollar roll transactions or otherwise, could be limited. Moreover, even if we are advised by counsel that income and gains from dispositions of such contracts for forward settling transactions should be treated as qualifying income, it is possible that the IRS could successfully take the position that such income is not qualifying income. In the event that such income were determined not to be qualifying for the 75% gross income test, we could be subject to a penalty tax or we could fail to qualify as a REIT if such income and any other non-qualifying income exceeds 25% of our gross income. See “-Failure to Qualify.”
Although we have not yet acquired distressed mortgage loans, we may acquire distressed mortgage loans in the future. Revenue Procedure 2014-51 provides that that the IRS will treat distressed mortgage loans acquired by a REIT that are secured by real property and other property as producing, in part, non-qualifying income for the 75% gross income test. Specifically, Revenue Procedure 2014-51 indicates that interest income on such a distressed mortgage loan will be treated as qualifying income based on the ratio of: (i) the fair market value of the real property securing the debt determined as of the date the REIT committed to acquire the loan; and (ii) the face amount of the loan (and not the purchase price or current value of the loan). The face amount of a distressed mortgage loan will typically exceed the fair market value of the real property securing the mortgage loan on the date the REIT commits to acquire the loan. To the extent we invest in distressed mortgage loans, we intend to do so in a manner consistent with maintaining our qualification as a REIT.
We may modify the term of any residential mortgage loans we acquire. Under the Code, if the terms of a loan are modified in a manner constituting a “significant modification,” such modification triggers a deemed exchange of the original loan for the modified loan. IRS Revenue Procedure 2014-51 provides a safe harbor pursuant to which we will not be required to redetermine the fair market value of the real property securing a loan for purposes of the gross income and asset tests in connection with a loan modification that is (i) occasioned by a borrower default or (ii) made at a time when we reasonably believe that the modification to the loan will substantially reduce a significant risk of default on the original loan. To the extent we significantly modify loans in a manner that does not qualify for that safe harbor, we will be required to redetermine the value of the real property securing the loan at the time it was significantly modified, which could result in a portion of the interest income on the loan being treated as non-qualifying income for purposes of the 75% gross income test and a portion of the value of our interest in the loan being treated as a non-qualifying asset for the 75% asset test. In determining the value of the real property securing such a loan, we generally will not obtain third-party appraisals but rather will rely on internal valuations.
We may invest opportunistically in other types of mortgage and real estate-related assets. To the extent we invest in such assets, we must do so in a manner that will enable us to satisfy the 75% and 95% gross income tests described above.

Hedging Transactions
From time to time, we will enter into “hedging transactions” with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, short U.S. treasury positions, futures and forward contracts and TBAs. Except to the extent provided by Treasury Regulations, income and gain from hedging transactions will be excluded from gross income for purposes of both the 75% and 95% gross income tests provided we satisfy the identification requirements and other requirements discussed below. A hedging transaction includes (i) any transaction entered into in the normal course of our trade or business primarily to manage the risk of interest rate changes, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, or a “liability hedge,” (ii) any transaction entered into primarily to manage risk of currency fluctuations with respect to any item of income or gain that is qualifying income for purposes of the 75% or 95% gross income test (or any property which generates such income or gain) or (iii) any transaction entered into after December 31, 2015 to “offset” a transaction described in (i) or (ii) if a portion of the hedged indebtedness is extinguished or the related property is disposed. We are required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated, or entered into and satisfy other identification requirements. We are required to match the tax character and timing of income, deduction, gain or loss from hedging transactions as closely as possible with the tax character and timing of income, deduction, gain or loss from the item or items being hedged. To the extent that we hedge for other purposes, or to the extent that a portion of the hedged assets are not treated as “real estate assets” (as described below under “-Asset Tests”), or we enter into derivative transactions that are not liability hedges or we fail to satisfy the identification requirements with respect to a hedging transaction, the income from those transactions will likely be treated as non-qualifying income for purposes of both gross income tests. We intend to structure any hedging transactions so that they are excluded from gross income for purposes of both the 75% and 95% gross income tests, including the satisfaction of the identification, tax character matching and other requirements described above, but these requirements involve the application of highly technical and complex Code provisions for which only limited judicial and administrative authorities exist, and we cannot assure you that that the IRS will not successfully assert a contrary position. We may conduct some or all of our hedging activities (including hedging activities relating to currency risk) through a TRS or other corporate entity, the income from which may be subject to federal income tax, rather than by participating in the arrangements directly or through pass-through subsidiaries. No assurance can be given, however, that our hedging activities will not give rise to income that does not qualify for purposes of either or both of the REIT gross income tests, or that our hedging activities will not adversely affect our ability to satisfy the REIT qualification requirements.
Fee Income
We may earn income from fees in certain circumstances. Fee income generally will be qualifying income for purposes of both the 75% and 95% gross income tests if it is received in consideration for entering into an agreement to make a loan secured by real property, the fees are not determined by income and profits and the fees are not compensation for services. Other fees, including certain amounts received in connection with mortgage servicing rights, generally are not qualifying income for purposes of either gross income test. We may conduct some or all of our fee-generating activities through a TRS or other corporate entity, the income from which may be subject to federal income tax. Any fees earned by a TRS, like other income earned by a TRS, will not be included in our gross income for purposes of the gross income tests.
Foreign Currency Gain
Certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. “Real estate foreign exchange gain” will be excluded from gross income for purposes of the 75% and 95% gross income tests. Real estate foreign exchange gain generally includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 75% gross income test, foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or an interest in real property and certain foreign currency gain attributable to certain “qualified business units” of a REIT. “Passive foreign exchange gain” will be excluded from gross income for purposes of the 95% gross income test. Passive foreign exchange gain generally includes real estate foreign exchange gain as described above, and also includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 95% gross income test and foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations. These exclusions for real estate foreign exchange gain and passive foreign exchange gain do not apply to foreign currency gain derived from dealing, or engaging in substantial and regular trading, in securities. Such gain is treated as non-qualifying income for purposes of both the 75% and 95% gross income tests.

Rents from Real Property
We do not currently own and have no current intention to acquire real property or an interest therein in the future. To the extent that we acquire real property or an interest therein, rents we receive will qualify as “rents from real property” in satisfying the gross income requirements for a REIT described above only if the following conditions are met:

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First, the amount of rent must not be based in whole or in part on the income or profits of any person. An amount received or accrued generally will not be excluded, however, from rents from real property solely by reason of being based on fixed percentages of receipts or sales.

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Second, rents we receive from a “related party tenant” will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a TRS, at least 90% of the property is leased to unrelated tenants, the rent paid by the TRS is substantially comparable to the rent paid by the unrelated tenants for comparable space and the rent is not attributable to an increase in rent due to a modification of a lease with a “controlled TRS” (i.e., a TRS in which we own directly or indirectly more than 50% of the voting power or value of the stock). A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant.

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Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

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Fourth, we generally must not operate or manage our real property or furnish or render services to our tenants, other than through an “independent contractor” who is adequately compensated and from whom we do not derive revenue. We may, however, provide services directly to tenants if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “non-customary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related property. Furthermore, we may own up to 100% of the stock of a TRS, which may provide customary and non-customary services to tenants without tainting our rental income from the related properties.

Prohibited Transactions
A REIT will incur a 100% tax on the net income (including foreign currency gain) derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds “primarily for sale to customers in the ordinary course of a trade or business.” Any such income will be excluded from the application of the 75% and 95% gross income tests. Whether a REIT holds an asset primarily for sale to customers in the ordinary course of a trade or business depends on the facts and circumstances in effect from time to time, including those related to a particular asset. We believe that none of our assets will be held primarily for sale to customers and that a sale of any of our assets will not be in the ordinary course of our business. No assurance, however, can be given that the IRS will not successfully assert a contrary position, in which case we would be subject to the prohibited transaction tax on the sale of those assets. To the extent we intend to dispose of an asset that may be treated as held primarily for sale to customers in the ordinary course of a trade or business, we may contribute the asset to a TRS prior to the disposition. However, no assurance can be given that the IRS will respect the transaction by which property that may be characterized as held primarily for sale to customers in the ordinary course of a trade or business is contributed to a TRS; if such transaction is not respected, then we may be treated as having engaged in a prohibited transaction, and our net income therefrom would be subject to a 100% tax.
Foreclosure Property
We will be subject to tax at the maximum corporate rate on any income (including foreign currency gain) from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. Gross income from foreclosure property will qualify, however, under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

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that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

•	for which the related loan or lease was acquired by the REIT at a time when the default was not imminent or anticipated; and

•	for which the REIT makes a proper election to treat the property as foreclosure property.

A REIT will not be considered, however, to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the U.S. Treasury. This grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

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on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test (disregarding income from foreclosure property), or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test (disregarding income from foreclosure property);

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on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

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which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business that is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income or, with respect to taxable years beginning after December 31, 2015, a TRS.

Failure to Satisfy Gross Income Tests
If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we are entitled to qualify for relief under certain provisions of the federal income tax laws. Those relief provisions generally will be available if:

•	our failure to meet those tests is due to reasonable cause and not to willful neglect; and

•	following such failure for any taxable year, a schedule of the sources of our income is filed with the IRS in accordance with regulations prescribed by the Secretary of the U.S. Treasury.

We cannot with certainty predict whether any failure to meet these tests will qualify for the relief provisions. If these relief provisions are inapplicable to a particular set of circumstances involving us, we will not qualify as a REIT. As discussed above in “-Taxation of Our Company,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amount by which we fail the 75% gross income test or the 95% gross income test, multiplied, in either case, by a fraction intended to reflect our profitability.
Asset Tests
To maintain our qualification as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year.
First, at least 75% of the value of our total assets must consist of:

•	cash or cash items, including certain receivables and investments in money market funds;

•	government securities;

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interests in real property, including leaseholds and options to acquire real property and leaseholds, and, for taxable years beginning after December 31, 2015, personal property to the extent such personal property is leased in connection with real property and rents attributable to such personal property are treated as “rents from real property”;

•	interests in mortgage loans secured by real property;

•	stock in other REITs and debt instruments issued by “publicly offered REITs” (however, see the sixth asset test below);

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investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt with at least a five-year term; and

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regular or residual interests in a REMIC. However, if less than 95% of the assets of a REMIC consist of assets that are qualifying real estate-related assets under the federal income tax laws, determined as if we held such assets, we will be treated as holding directly our proportionate share of the assets of such REMIC.

Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer’s securities (other than any TRS we may own) may not exceed 5% of the value of our total assets (the “5% asset test”).
Third, of our investments not included in the 75% asset class, we may not own more than 10% of the total voting power or 10% of the total value of any one issuer’s outstanding securities (the “10% vote test” and the “10% value test,” respectively).
Fourth, no more than 25% (20% for taxable years beginning after December 31, 2017) of the value of our total assets may consist of the securities of one or more TRSs.
Fifth, no more than 25% of the value of our total assets may consist of the securities of TRSs and other non- TRS taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test (the “25% securities test”).
Sixth, no more than 25% of the value of our total assets may consist of debt instruments issued by “publicly offered REITs” to the extent such debt instruments are not secured by real property or interests in real property.
For purposes of these asset tests, we are treated as holding our proportionate share of the assets of any partnership and disregarded entity that we own, including our operating partnership. For purposes of the 5% asset test, the 10% vote test and the 10% value test, the term “securities” does not include stock in another REIT, debt of “publicly offered REITs,” equity or debt securities of a qualified REIT subsidiary or TRS, mortgage loans or mortgage-backed securities that constitute real estate assets, or equity interests in a partnership. The term securities, however, generally includes debt securities issued by a partnership or another REIT (other than a “publicly offered REIT”), except that, for purposes of the 10% value test, the term “securities” does not include:

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“straight debt” securities, which is defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, and (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors. “Straight debt” securities do not include any securities issued by a partnership or a corporation in which we or any “controlled TRS” hold non-“straight” debt securities that have an aggregate value of more than 1% of the issuer’s outstanding securities. However, “straight debt” securities include debt subject to the following contingencies:

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a contingency relating to the time of payment of interest or principal, as long as either (i) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield, or (ii) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt obligations held by us exceeds $1 million and no more than twelve months of unaccrued interest on the debt obligations can be required to be prepaid; and

•	a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice;

•	any loan to an individual or an estate;

•	any “section 467 rental agreement,” other than an agreement with a related party tenant;

•	any obligation to pay “rents from real property”;

•	certain securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity;

•	any security (including debt securities) issued by another REIT;

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any debt instrument of an entity treated as a partnership for federal income tax purposes in which we are a partner to the extent of our proportionate interest in the equity and certain debt securities issued by that partnership; or

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any debt instrument of an entity treated as a partnership for federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above in “-Gross Income Tests.”

For purposes of the 10% value test, our proportionate share of the assets of a partnership is our proportionate interest in any securities issued by the partnership, without regard to the securities described in the last two bullet points above.
We intend to continue to invest primarily in Agency RMBS and, to a lesser extent, non-Agency RMBS that are pass- through certificates or CMOs, and we may invest directly in residential mortgage loans. In the case of RMBS treated as interests in a grantor trust for federal income tax purposes, we will be treated as owning an undivided beneficial ownership interest in the mortgage loans held by the grantor trust. Such mortgage loans, and any residential mortgage loans that we own directly, will generally qualify as real estate assets for purposes of the 75% asset test to the extent that they are secured by real property as described in the following paragraph. In the case of RMBS treated as regular interests in a REMIC for federal income tax purposes, such interests will generally qualify as real estate assets for purposes of the 75% asset test. If less than 95% of the assets of a REMIC are real estate assets, however, then only a proportionate part of our interest in the REMIC qualifies as a real estate asset for purposes of the REIT asset test. To the extent any of our investments in Agency RMBS are not treated as real estate assets, we expect such Agency RMBS will be treated as Government securities (and, therefore, as qualifying assets for purposes of the 75% asset test) because they are issued or guaranteed as to principal or interest by the United States or by a person controlled or supervised by and acting as an instrumentality of the government of the United States pursuant to authority granted by the Congress of the United States. Our investments in non-Agency RMBS that are not interests in a grantor trust or REMIC or Government securities will not be treated as qualifying assets for purposes of the 75% asset test and will be subject to the 5% asset test, the 10% value test, the 10% vote test and the 25% securities test described above.
We may also invest directly in residential mortgage loans, including distressed loans. As discussed above under “-Gross Income Tests,” under the applicable Treasury regulations, if a loan is secured by real property and other property and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of (i) the date we agreed to acquire or originate the loan or (ii) in the event of a significant modification, the date we modified the loan, then a portion of the interest income from such a loan will not be qualifying income for purposes of the 75% gross income test but will be qualifying income for purposes of the 95% gross income test. Although the law is not entirely clear, a portion of the loan will also likely be a non-qualifying asset for purposes of the 75% asset test. Revenue Procedure 2014-51 provides a safe harbor under which the IRS has stated that it will not challenge a REIT’s treatment of a loan as being, in part, a qualifying real estate asset in an amount equal to the lesser of (i) the fair market value of the loan on the relevant quarterly REIT asset testing date or (ii) the greater of (a) the fair market value of the real property securing the loan on the relevant quarterly REIT asset testing date or (b) the fair market value of the real property securing the loan on the date the REIT committed to originate or acquire the loan. It is unclear how the safe harbor in Revenue Procedure 2014-51 is affected by the subsequent legislative changes regarding the treatment of loans secured by both real property and personal property where the fair market value of the personal property does not exceed 15% of the sum of the fair market values of the real property and personal property securing the loan. To the extent we invest in residential mortgage loans (including distressed loans), we intend to do so in a manner consistent with qualifying and maintaining our qualification as a REIT.
We enter into repurchase agreements under which we nominally sell certain of our assets to a counterparty and simultaneously enter into an agreement to repurchase the sold assets in exchange for a purchase price that reflects a financing charge. Based on positions the IRS has taken in analogous situations, we believe that these transactions would be treated as secured debt, and that we would be treated for REIT asset and income test purposes as the owner of the assets that would be the subject of such agreements, notwithstanding that such agreements may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could assert that we did not own our assets subject to sale and repurchase agreements during the term of such agreements, in which case we could fail to qualify as a REIT.
We have purchased Agency RMBS through forward settling transactions, including TBAs, and may do so in the future. The law is unclear with respect to the qualification of contracts for forward settling transactions as real estate assets or Government securities for purposes of the 75% asset test. Until we receive a favorable private letter ruling from the IRS or we receive an opinion from counsel to the effect that contracts for forward settling transactions should be treated as qualifying assets for purposes of the 75% asset test, we will limit our investment in contracts for forward settling transactions and any other non-qualifying assets to no more than 25% of our total assets at the end of any calendar quarter and will limit our investments in contracts for forward settling transactions with a single counterparty to no more than 5% of our total assets at the end of any calendar quarter. Accordingly, our ability to purchase Agency RMBS through contracts for forward settling transactions could be limited. Moreover, even if we are advised by counsel that contracts for forward settling transactions should be treated as qualifying assets, it is possible that the IRS could successfully take the position that such assets are not qualifying assets. In the event that such assets were determined not to be qualifying for the 75% asset test, we could be subject to a penalty tax or we could fail to qualify as a REIT if the value of our contracts for forward settling transactions and any other non-qualifying assets exceeds 25% of our total assets at the end of any calendar quarter or if the value of our investments in contracts for forward settling transactions with a single counterparty exceeds 5% of our total assets at the end of any calendar quarter. See “-Failure to Qualify.”
Derivative instruments, other than possibly TBAs as discussed in the prior paragraph, generally are not qualifying assets for purposes of the 75% asset test. Thus, derivative instruments such as interest rate swaps, futures contracts, and other similar instruments, even if used in and identified as “hedging transactions” as described in “-Hedging Transactions,” are non-qualifying assets for purposes of the 75% asset test. Therefore, we will limit our investment in such derivative instruments and any other non-qualifying assets to no more than 25% of our total assets at the end of any calendar quarter.
As discussed above, we may invest opportunistically in other types of mortgage-related assets. To the extent we invest in such assets, we intend to do so in a manner that will enable us to satisfy each of the asset tests described above. However, we cannot assure you that we will be able to satisfy the asset tests described above. We will monitor the status of our assets for purposes of the various asset tests and seek to manage our portfolio to comply at all times with such tests. No assurance, however, can be given that we will continue to be successful in this effort. In this regard, to determine our compliance with these requirements, we will have to value our investment in our assets to ensure compliance with the asset tests. Although we seek to be prudent in making these estimates, no assurances can be given that the IRS might not disagree with these determinations and assert that a different value is applicable, in which case we might not satisfy the 75% asset test and the other asset tests and, thus, would fail to qualify as a REIT.
If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT qualification so long as:

•	we satisfied the asset tests at the end of the preceding calendar quarter; and

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the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If we did not satisfy the condition described in the second item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.
If we violate the 5% asset test, the 10% vote test or the 10% value test described above at the end of any calendar quarter, we will not lose our REIT qualification if (i) the failure is de minimis (up to the lesser of 1% of the total value of our assets or $10 million) and (ii) we dispose of assets causing the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which we identified such failure. In the event of a more than de minimis failure of any of the asset tests, as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT qualification if we (i) dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identified such failure, (ii) file a schedule with the IRS describing the assets that caused such failure in accordance with regulations promulgated by the Secretary of the U.S. Treasury and (iii) pay a tax equal to the greater of $50,000 or the product of the highest U.S. federal corporate tax rate (currently, 35%) and the net income from the non-qualifying assets during the period in which we failed to satisfy the asset tests. If the IRS were to determine that we failed the 5% asset test or 75% asset test because contracts for forward settling transactions are not qualifying assets, it is possible that the IRS would not consider our position taken with respect to such assets, and accordingly our failure to satisfy the 5% asset test or 75% asset test, to be due to reasonable cause and not due to willful neglect. If the IRS were to successfully assert these positions, we would fail to qualify as a REIT. See “-Failure to Qualify.” Accordingly, it is not possible to state whether we would be entitled to the benefit of these relief provisions with regard to this issue or in any other circumstances. If these relief provisions are inapplicable to a particular set of circumstances involving us, we will fail to qualify as a REIT.
We believe that the Agency RMBS, non-Agency RMBS, and other assets that we hold will satisfy the foregoing asset test requirements. We will monitor the status of our assets and our future acquisition of assets to ensure that we comply with those requirements, but we cannot assure you that we will be successful in this effort. No independent appraisals will be obtained to support our estimates of and conclusions as to the value of our assets and securities, or in many cases, the real estate collateral for the mortgage loans that support our Agency RMBS and non-Agency RMBS. Moreover, the values of some assets may not be susceptible to a precise determination. As a result, no assurance can be given that the IRS will not contend that our ownership of securities and other assets violates one or more of the asset tests applicable to REITs.
Distribution Requirements
Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our shareholders in an aggregate amount at least equal to:

•	the sum of

•	90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and our net capital gain, and

•	90% of our after-tax net income, if any, from foreclosure property, minus

•	the sum of certain items of non-cash income.

We must make such distributions in the taxable year to which they relate, or in the following taxable year if either (i) we declare the distribution before we timely file our federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration or (ii) we declare the distribution in October, November or December of the taxable year, payable to shareholders of record on a specified day in any such month, and we actually pay the dividend before the end of January of the following year. The distributions under clause (i) are taxable to the shareholders in the year in which paid, and the distributions in clause (ii) are treated as paid on December 31 of the prior taxable year to the extent of undistributed earnings and profits as of December 31 of the prior taxable year. In both instances, these distributions relate to our prior taxable year for purposes of the 90% distribution requirement.
With respect to our 2014 and 2013 taxable years, in order for distributions to be counted as satisfying the annual distribution requirements for REITs, and to provide us with a REIT-level tax deduction for those taxable years, the distributions that we made must not be considered to have been “preferential dividends.” A dividend is not considered to be a preferential dividend if the distribution is (i) pro-rata among all outstanding shares within a particular class and (ii) in accordance with the preferences among different classes of shares as set forth in our organizational documents. However, for taxable years beginning after December 31, 2014, the preferential dividend rule does not apply to “publicly offered REITs.” Thus, so long as we continue to qualify as a “publicly offered REIT,” the preferential dividend rule will not apply to our 2015 and subsequent taxable years.
We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to shareholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

•	85% of our REIT ordinary income for such year,

•	95% of our REIT capital gain income for such year, and

•	any undistributed taxable income from prior periods,

•
we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distribute.
We may elect to retain and pay income tax on the net long term capital gain we recognize in a taxable year. See “-Taxation of U.S. Holders-Taxation of Taxable U.S. Holders on Distributions on Capital Shares.” If we so elect, we will be treated as having distributed any such retained amount for purposes of the REIT distribution requirements and the 4% nondeductible excise tax described above. We believe we have made, and intend to make in the future, timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% nondeductible excise tax.
It is possible that, from time to time, we may experience timing differences between the actual receipt of cash, including distributions from our subsidiaries, and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. Possible examples of those timing differences include the following:

•	Because we may deduct capital losses only to the extent of our capital gains, we may have taxable income that exceeds our economic income.

•
We will recognize taxable income in advance of the related cash flow with respect to our investments that are deemed to have original issue discount. We generally must accrue original issue discount based on a constant yield method that takes into account projected prepayments but that defers taking into account credit losses until they are actually incurred.

•
We may acquire investments that are treated as having “market discount” for federal income tax purposes, because the investments are debt instruments that we acquire for an amount less than their principal amount. We do not intend to elect to recognize market discount currently. Under the market discount rules, we may be required to treat portions of gains on sale of market discount bonds as ordinary income and may be required to include some amounts of principal payments received on market discount bonds as ordinary income. The recognition of market discount upon receipt of principal payments results in an acceleration of the recognition of taxable income to periods prior to the receipt of the related economic income. Further, to the extent that such an investment does not fully amortize according to its terms, we may never receive the economic income attributable to previously recognized market discount.

Although several types of non-cash income are excluded in determining the annual distribution requirement, we will incur corporate income tax and the 4% nondeductible excise tax with respect to those non-cash income items if we do not distribute those items on a current basis. As a result of the foregoing, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds, sell assets or make taxable distributions of our shares or debt securities.
We may satisfy the 90% distribution test with taxable distributions of our shares or debt securities. The IRS has issued private letter rulings to other REITs treating certain distributions that are paid partly in cash and partly in shares as dividends that would satisfy the REIT annual distribution requirement and qualify for the dividends paid deduction for federal income tax purposes. Those rulings may be relied upon only by taxpayers whom they were issued, but we could request a similar ruling from the IRS. Accordingly, it is unclear whether and to what extent we will be able to make taxable dividends payable in cash and shares. We have no current intention to make a taxable dividend payable partly in cash and partly in our shares.
Determination of our REIT taxable income involves the application of highly technical and complex Code provisions for which only limited judicial and administrative authorities exist. If the IRS disagrees with our determination, it could affect our satisfaction of the distribution requirements. Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our shareholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest and may be required to pay a penalty to the IRS based upon the amount of any deduction we take for deficiency dividends.
Recordkeeping Requirements
We must maintain certain records in order to maintain our qualification as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis information from our shareholders designed to disclose the actual ownership of our outstanding shares. We believe we have complied, and intend to continue to comply, with these requirements.
Failure to Qualify
If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect, and we pay a penalty of

$50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in “-Gross Income Tests” and “-Asset Tests.”
If we fail to qualify as a REIT in any taxable year, and no relief provision applies, we would be subject to federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates. Further, if we fail to qualify as a REIT, we might need to borrow money or sell assets in order to pay any resulting tax. Our payment of income tax would decrease the amount of our income available for distribution to our shareholders. In calculating our taxable income in a year in which we fail to qualify as a REIT, we would not be able to deduct amounts paid out to shareholders. In fact, we would not be required to distribute any amounts to shareholders in that year. In such event, to the extent of our current or accumulated earnings and profits, all distributions to shareholders would be taxable as ordinary income. Subject to certain limitations of the federal income tax laws, corporate shareholders might be eligible for the dividends received deduction and shareholders taxed at individual rates might be eligible for the reduced federal income tax rate of 20% on such dividends. In addition, subject to the limitations of the Code, corporate distributions may be eligible for the dividends received deduction. Our failure to qualify as a REIT could impair our ability to expand our business and raise capital, and it would adversely affect the value of our capital shares. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.
Taxation of the Operating Partnership
Our operating partnership currently is a disregarded entity because we own 100% of the interests in it, directly or through other disregarded entities. If we admit other limited partners, our operating partnership will be treated as a partnership for tax purposes, as described below.
Under the Code, a partnership generally is not subject to federal income tax, but is required to file a partnership tax information return each year. In general, the character of each partner’s share of each item of income, gain, loss, deduction, credit, and tax preference is determined at the partnership level. Each partner is then allocated a distributive share of such items in accordance with the partnership agreement and is required to take such items into account in determining such partner’s income. Each partner includes such amount in income for any taxable year of the partnership ending within or with the taxable year of the partner, without regard to whether the partner has received or will receive any cash distributions from the partnership. Cash distributions, if any, from a partnership to a partner generally are not taxable unless and to the extent they exceed the partner’s basis in its partnership interest immediately before the distribution. Any amounts in excess of such tax basis will generally be treated as a sale or exchange of such partner’s interest in the partnership.
If and when our operating partnership becomes taxable as a partnership, rather than a disregarded entity, we generally will be treated for federal income tax purposes as contributing our assets to the operating partnership at such time. If our assets are appreciated at such time, we could recognize a smaller share of tax depreciation, and a larger share of tax gain on sale, from such properties subsequent to that deemed contribution, as compared to our percentage interest in the operating partnership. This deemed contribution also could trigger tax gain in some circumstances, but we expect to structure the admission of outside partners in a manner that should avoid any such gain.
As noted above, for purposes of the REIT income and asset tests, we are treated as receiving or holding our proportionate share of our operating partnership’s income and assets, respectively. We control, and intend to continue to control, our operating partnership and intend to operate it consistently with the requirements for our qualification as a REIT.
We may issue equity compensation to employees in the form of interests in our operating partnership that provide for capital gain treatment to the employees but do not generate a corresponding deduction for our operating partnership.
The discussion above assumes that our operating partnership will be treated as a “partnership” for federal income tax purposes once it is no longer treated as a disregarded entity. Generally, a domestic unincorporated entity with two or more partners is treated as a partnership for federal income tax purposes unless it affirmatively elects to be treated as a corporation. However, certain “publicly traded partnerships” are treated as corporations for federal income tax purposes. Once our operating partnership is no longer a disregarded entity for federal income tax purposes, we intend to comply with one or more exceptions to treatment of our operating partnership as a corporation under the publicly traded partnership rules. Failure to qualify for such an exception would prevent us from qualifying as a REIT.

Taxation of U.S. Holders
The term “U.S. holder” means a beneficial owner of our capital shares that, for federal income tax purposes, is:

•	a citizen or resident of the United States;

•	a corporation (including an entity treated as a corporation for federal income tax purposes) created or organized under the laws of the United States, any of its States or the District of Columbia;

•	an estate whose income is subject to federal income taxation regardless of its source; or

•
any trust if (i) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a U.S. person.

If a partnership, entity or arrangement treated as a partnership for federal income tax purposes holds our capital shares, the federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership and certain determinations made at the partner level. If you are a partner in a partnership holding our capital shares, you should consult your tax advisor regarding the consequences of the purchase, ownership and disposition of our capital shares by the partnership.
Taxation of Taxable U.S. Holders on Distributions on Capital Shares
As long as we qualify as a REIT, a taxable U.S. holder must generally take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. For purposes of determining whether a distribution is made out of our current or accumulated earnings and profits, our earnings and profits will be allocated first to our preferred share dividends, if any, and then to our common share dividends. A U.S. holder will not qualify for the dividends received deduction generally available to corporations.
The maximum tax rate for “qualified dividend income” received by taxpayers taxed at individual rates is 20%. Qualified dividend income generally includes dividends paid to U.S. holders taxed at individual rates by domestic taxable C corporations and certain qualified foreign corporations. Because we are not generally subject to federal income tax on the portion of our REIT taxable income distributed to our shareholders (see “-Taxation of Our Company” above), our dividends paid to a U.S. holder generally will not be eligible for the 20% rate on qualified dividend income.
As a result, our ordinary REIT dividends will be taxed at the higher tax rate applicable to ordinary income. Currently, the highest marginal individual income tax rate on ordinary income is 39.6%. However, the 20% tax rate for qualified dividend income will apply to our ordinary REIT dividends (i) attributable to dividends received by us from certain non-REIT corporations (e.g., dividends from any domestic TRSs), (ii) to the extent attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income) and (iii) attributable to income in the prior taxable year from the sales of “built-in gain” property acquired by us from C corporations in carryover basis transactions (less the amount of corporate tax on such income). In general, to qualify for the reduced tax rate on qualified dividend income, a U.S. holder must hold our shares for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our capital shares become ex-dividend. Individuals, trusts and estates whose income exceeds certain thresholds are also subject to a 3.8% Medicare tax on dividends received from us.
A U.S. holder generally will take into account distributions that we properly designate as capital gain dividends as long-term capital gain, to the extent that they do not exceed our actual net capital gain for the taxable year, without regard to the period for which the U.S. holder has held our capital shares. A corporate U.S. holder may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.
We may elect to retain and pay income tax on the net long-term capital gain that we recognize in a taxable year. In that case, to the extent we designate such amount on a timely notice to such shareholder, a U.S. holder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. holder would receive a credit or refund for its proportionate share of the tax we paid. The U.S. holder would increase the basis in its capital shares by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

A U.S. holder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. holder’s capital shares. Instead, the distribution will reduce the adjusted basis of such capital shares. A U.S. holder will recognize a distribution in excess of both our current and accumulated earnings and profits and the U.S. holder’s adjusted basis in his or her capital shares as long-term capital gain, or short-term capital gain if the capital shares have been held for one year or less, assuming the capital shares are a capital asset in the hands of the U.S. holder. In addition, if we declare a distribution in October, November or December of any year that is payable to a U.S. holder of record on a specified date in any such month, such distribution, to the extent of undistributed earnings and profits as of December 31 of such year, shall be treated as both paid by us and received by the U.S. holder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year, as described in “-Distribution Requirements.”
Shareholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income or capital gains.
Taxable distributions from us and gain from the disposition of our capital shares will not be treated as passive activity income and, therefore, a U.S. holder generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which such U.S. holder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of our capital shares generally will be treated as investment income for purposes of the investment interest limitations. We will notify shareholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and capital gain.
We may recognize taxable income in excess of our economic income, known as phantom income, in the first years that we hold certain investments, and experience an offsetting excess of economic income over our taxable income in later years. As a result, U.S. holders at times may be required to pay federal income tax on distributions taxable as dividends that economically represent a return of capital rather than a dividend. These distributions would be offset in later years by distributions that would be treated as returns of capital for federal income tax purposes. Taking into account the time value of money, this acceleration of federal income tax liabilities may reduce a U.S. holder’s after-tax return on his or her investment to an amount less than the after-tax return on an investment with an identical before-tax rate of return that did not generate phantom income. For example, if an investor with a 30% tax rate purchases a taxable bond with an annual interest rate of 10% on its face value, the investor’s before-tax return on the investment would be 10% and the investor’s after-tax return would be 7%. However, if the same investor purchased our common shares at a time when the before-tax rate of return was 10%, the investor’s after-tax rate of return on such common shares might be somewhat less than 7% as a result of our phantom income. In general, as the ratio of our phantom income to our total income increases, the after-tax rate of return received by a taxable U.S. holder will decrease.
To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that must be made in order to comply with the REIT distribution requirements. See “-Taxation of Our Company” and “—Distribution Requirements.” Such losses, however, are not passed through to U.S. holders and do not offset income of U.S. holders from other sources, nor do they affect the character of any distributions that are actually made by us, which are generally subject to tax in the hands of U.S. holders to the extent that we have current or accumulated earnings and profits.
If excess inclusion income from a taxable mortgage pool or REMIC residual interest is allocated to any U.S. holder, that income will be taxable in the hands of the U.S. holder and would not be offset by any net operating losses of the U.S. holder that would otherwise be available. See “--Requirements for Qualification--Taxable Mortgage Pools and Excess Inclusion Income.” As required by IRS guidance, we would notify our shareholders if a portion of a dividend paid by us is attributable to excess inclusion income. We intend to avoid generating excess inclusion income for our shareholders.
Taxation of Taxable U.S. Holders on the Disposition of Capital Shares
In general, a U.S. holder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of our capital shares as long-term capital gain or loss if the U.S. holder has held such capital shares for more than one year and otherwise as short-term capital gain or loss. In general, a U.S. holder will realize gain or loss in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. holder’s adjusted tax basis. A holder’s adjusted tax basis generally will equal the U.S. holder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. holder (discussed above) less tax deemed paid by such U.S. holder on such gains and reduced by any returns of capital. However, a U.S. holder must treat any loss upon a sale or exchange of capital shares held by such holder for six months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us that such U.S. holder treats as long term capital gain. All or a portion of any loss that a U.S. holder realizes upon a taxable disposition of our capital shares may be disallowed if the U.S. holder purchases our capital shares (or substantially similar capital shares) within 30 days before or after the disposition.
Taxation of U.S. Holders on a Redemption of Preferred Shares
A redemption of preferred shares will be treated under Section 302 of the Code as a distribution that is taxable as dividend income (to the extent of our current or accumulated earnings and profits), unless the redemption satisfies certain tests set forth in Section 302(b) of the Code enabling the redemption to be treated as a sale of the preferred shares (in which case the redemption will be treated in the same manner as a sale described above in “-Taxation of Taxable U.S. Holders on the Disposition of Capital Shares”). The redemption will satisfy such tests if it (i) is “substantially disproportionate” with respect to the U.S. holder’s interest in our shares, (ii) results in a “complete termination” of the U.S. holder’s interest in all of our classes of shares or (iii) is “not essentially equivalent to a dividend” with respect to the shareholder, all within the meaning of Section 302(b) of the Code. In determining whether any of these tests have been met, shares considered to be owned by the holder by reason of certain constructive ownership rules set forth in the Code, as well as shares actually owned, generally must be taken into account. Because the determination as to whether any of the three alternative tests of Section 302(b) of the Code described above will be satisfied with respect to any particular U.S. holder of preferred shares depends upon the facts and circumstances at the time that the determination must be made, prospective investors are urged to consult their tax advisors to determine such tax treatment. If a redemption of preferred shares does not meet any of the three tests described above, the redemption proceeds will be taxable as a dividend, as described above in “-Taxation of U.S. Holders.” In that case, a U.S. holder’s adjusted tax basis in the redeemed preferred shares will be transferred to such U.S. holder’s remaining share holdings in us. If the U.S. holder does not retain any of our shares, such basis could be transferred to a related person that holds our shares or it may be lost.
Under proposed Treasury regulations, if any portion of the amount received by a U.S. holder on a redemption of any class of our preferred shares is treated as a distribution with respect to our shares but not as a taxable dividend, then such portion will be allocated to all shares of shares of the redeemed class held by the redeemed shareholder just before the redemption on a pro-rata, share-by-share, basis. The amount applied to each share of shares will first reduce the redeemed U.S. holder’s basis in that share and any excess after the basis is reduced to zero will result in taxable gain. If the redeemed shareholder has different bases in its shares of shares, then the amount allocated could reduce some of the basis in certain shares of shares while reducing all the basis and giving rise to taxable gain in others. Thus, the redeemed U.S. holder could have gain even if such U.S. holder’s basis in all its shares of shares of the redeemed class exceeded such portion. The proposed Treasury regulations permit the transfer of basis in the redeemed shares of preferred shares to the redeemed U.S. holder’s remaining, unredeemed shares of preferred shares of the same class (if any), but not to any other class of shares held (directly or indirectly) by the redeemed U.S. holder. Instead, any unrecovered basis in the redeemed shares of preferred shares would be treated as a deferred loss to be recognized when certain conditions are satisfied. The proposed Treasury regulations would be effective for transactions that occur after the date the regulations are published as final Treasury regulations. There can, however, be no assurance as to whether, when and in what particular form such proposed Treasury regulations will ultimately be finalized.
Taxation of U.S. Holders on a Conversion of Preferred Shares
Except as provided below, (i) a U.S. holder generally will not recognize gain or loss upon the conversion of preferred shares into our common shares, and (ii) a U.S. holder’s basis and holding period in our common shares received upon conversion generally will be the same as those of the converted preferred shares (but the basis will be reduced by the portion of adjusted tax basis allocated to any fractional share exchanged for cash). Any of our common shares received in a conversion that are attributable to accumulated and unpaid dividends on the converted preferred shares will be treated as a distribution that is potentially taxable as a dividend. Cash received upon conversion in lieu of a fractional share generally will be treated as a payment in a taxable exchange for such fractional shares, and gain or loss will be recognized on the receipt of cash in an amount equal to the difference between the amount of cash received and the adjusted tax basis allocable to the fractional share deemed exchanged. The gain or loss will be long-term capital gain or loss if the U.S. holder has held the preferred shares for more than one year at the time of conversion. Shareholders are urged to consult with their tax advisors regarding the federal income tax consequences of any transaction by which such holder exchanges shares received on a conversion of preferred shares for cash or other property.
Capital Gains and Losses
A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The maximum tax rate on long-term capital gain applicable to U.S. holders taxed at individual rates is 20% for sales and exchanges of assets held for more than one year. The maximum tax rate on long-term capital gain from the sale or exchange of “Section 1250 property,” or depreciable real property, is 25%, which applies to the lesser of the total amount of the gains or the accumulated depreciation on the Section 1250 property. Individuals, trusts and estates whose income exceeds certain thresholds are also subject to a 3.8% Medicare tax on gain from the sale of our capital shares.
With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we will designate whether such a distribution is taxable to U.S. holders taxed at individual rates at a 20% or 25% rate. The highest marginal individual income tax rate currently is 39.6%. Thus, the tax rate differential between capital gain and ordinary income for those taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses, including capital losses recognized upon the disposition of our shares. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.
Information Reporting Requirements and Withholding
We or the applicable withholding agent will report to U.S. holders and to the IRS the amount and the tax character of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a U.S. holder may be subject to backup withholding at a rate of 28% with respect to distributions unless such holder:

•	is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A U.S. holder who does not provide the applicable withholding agent with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the U.S. holder’s income tax liability. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the U.S. holder’s U.S. federal income tax liability if certain required information is timely furnished to the IRS. U.S. holders are urged to consult their own tax advisors regarding application of backup withholding to them and the availability of, and procedure for obtaining an exemption from, backup withholding. In addition, the applicable withholding agent may be required to withhold a portion of distributions to any U.S. holders who fail to certify their U.S. status. Under the Foreign Account Tax Compliance Act, or FATCA, a U.S. withholding tax at a 30% rate will be imposed on dividends received by U.S. holders who own our capital shares through foreign accounts or foreign intermediaries if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. In addition, if those disclosure requirements are not satisfied, a U.S. withholding tax at a 30% rate will be imposed, for payments made after December 31, 2018, on proceeds from the sale of our capital shares received by U.S. holders who own our capital shares through foreign accounts or foreign intermediaries. We will not pay any additional amounts in respect of amounts withheld.
Taxation of Tax-Exempt U.S. Holders
Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. They are subject, however, to taxation on their UBTI. While many investments in real estate generate UBTI, the IRS has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI. Based on that ruling, amounts that we distribute to tax-exempt shareholders generally should not constitute UBTI so long as our capital shares are not otherwise used in an unrelated trade or business. However, if a tax-exempt shareholder were to finance its investment in our capital shares with debt, a portion of the income that it receives from us would constitute UBTI pursuant to the “debt-financed property” rules. In addition, our dividends that are attributable to excess inclusion income will constitute UBTI in the hands of most tax-exempt shareholders. See “-Requirements for Qualification-Taxable Mortgage Pools and Excess Inclusion Income.” However, we intend to avoid generating excess inclusion income for our shareholders. Moreover, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from us as UBTI. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our shares must treat a percentage of the dividends that it receives from us as UBTI. Such percentage is equal to the gross income we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. That rule applies to a pension trust holding more than 10% of our shares only if:

•	the percentage of our dividends that the tax-exempt trust must treat as UBTI is at least 5%;

•
we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our shares be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding our shares in proportion to their actuarial interests in the pension trust; and

•	either:

•	one pension trust owns more than 25% of the value of our shares; or

•	A group of pension trusts individually holding more than 10% of the value of our shares collectively owns more than 50% of the value of our shares.

Tax-exempt U.S. holders are urged to consult their tax advisors regarding the U.S. federal, state, local, and foreign tax consequences of owning our capital shares.
Taxation of Non-U.S. Holders
The term “non-U.S. holder” means a beneficial owner of our capital shares that is not a U.S. holder or a partnership (or an entity or arrangement treated as a partnership for federal income tax purposes). The rules governing federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign holders are complex. This section is only a summary of such rules. We urge non-U.S. holders to consult their tax advisors to determine the impact of federal, state and local income tax laws on ownership of our capital shares, including any reporting requirements.
For most non-U.S. holders, investment in a REIT that invests principally in mortgage loans and mortgage- backed securities is not the most tax-efficient way to invest in such assets. That is because receiving distributions of income derived from such assets in the form of REIT dividends subjects most non-U.S. holders to withholding taxes that direct investment in those asset classes, and the direct receipt of interest and principal payments with respect to them, would not.
The portion of distributions received by non-U.S. holders payable out of our earnings and profits that are not attributable to gains from sales or exchanges of “United States real property interests” (as defined below) and which are not effectively connected with a U.S. trade or business of the non-U.S. holder will generally be subject to U.S. federal withholding tax at the rate of 30%, unless reduced or eliminated by an applicable income tax treaty. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs. Our dividends that are attributable to excess inclusion income will be subject to the 30% withholding tax, without reduction for any otherwise applicable income tax treaty. See “-Requirements for Qualification-Taxable Mortgage Pools and Excess Inclusion Income.” We intend to avoid generating excess inclusion income for our shareholders. If a distribution is treated as effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business, the distribution will not incur the 30% withholding tax, but the non-U.S. holder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. holders are taxed on distributions and also may be subject to the 30% branch profits tax in the case of a corporate non-U.S. holder. In general, non- U.S. holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our capital shares. It is expected that the applicable withholding agent will withhold U.S. income tax at the rate of 30% on the gross amount of any distribution that we do not designate as a capital gain distribution or retained capital gain and is paid to a non-U.S. holder unless either:

•	a lower treaty rate applies and the non-U.S. holder files with the applicable withholding agent an IRS Form W‑8BEN or W‑8BEN-E evidencing eligibility for that reduced rate, or

•	the non-U.S. holder files with the applicable withholding agent an IRS Form W‑8ECI claiming that the distribution is effectively connected income.

Capital gain dividends received or deemed received by a non-U.S. holder from us that are not attributable to gain from our sale or exchange of “United States real property interests,” as defined below, are generally not subject to U.S. federal income or withholding tax, unless either (1) the non-U.S. holder’s investment in our capital shares is effectively connected with a U.S. trade or business conducted by such non-U.S. holder (in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to such gain) or (2) the non-U.S. holder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S. (in which case the non-U.S. holder will be subject to a 30% tax on the individual’s net capital gain for the year).

A non-U.S. holder will not incur tax on a distribution on the capital shares in excess of our current and accumulated earnings and profits if the excess portion of the distribution does not exceed the adjusted tax basis of its capital shares. Instead, the excess portion of the distribution will reduce such non-U.S. holder’s adjusted tax basis of its capital shares. A non-U.S. holder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its capital shares, if the non-U.S. holder otherwise would be subject to tax on gain from the sale or disposition of its capital shares, as described below. Because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, it is expected that the applicable withholding agent normally will withhold tax on the entire amount of any distribution at the same rate applicable to withholding on a dividend. However, a non-U.S. holder may obtain a refund of amounts that the applicable withholding agent withheld if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.
Under FATCA, a U.S. withholding tax at a 30% rate will be imposed on dividends paid to certain non- U.S. holders if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. In addition, if those disclosure requirements are not satisfied, a U.S. withholding tax at a 30% rate will be imposed, for payments made after December 31, 2018, on proceeds from the sale of our capital shares received by certain non-U.S. holders. If payment of withholding taxes is required, non-U.S. holders that are otherwise eligible for an exemption from, or reduction of, U.S. withholding taxes with respect to such dividends and proceeds will be required to seek a refund from the IRS to obtain the benefit of such exemption or reduction. We will not pay any additional amounts in respect of any amounts withheld.
For any year in which we qualify as a REIT, a non-U.S. holder may incur tax on distributions that are attributable to gain from our sale or exchange of “United States real property interests” under special provisions of the federal income tax laws known as the “Foreign Investment in Real Property Tax Act of 1980,” or FIRPTA. The term “United States real property interests” includes interests in real property and shares in corporations at least 50% of whose assets consist of interests in real property. The term “United States real property interests” generally does not include residential mortgage loans or mortgage-backed securities such as Agency RMBS or non-Agency RMBS. As a result, we do not anticipate that we will generate material amounts of gain that would be subject to FIRPTA. Under the FIRPTA rules, a non- U.S. holder is taxed on distributions attributable to gain from sales of United States real property interests as if the gain were effectively connected with a U.S. business of the non-U.S. holder. A non-U.S. holder thus would be taxed on such a distribution at the normal capital gain rates applicable to U.S. holders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate holder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. Unless a non-U.S. holder qualifies for the exception described in the next paragraph, the applicable withholding agent must withhold 35% of any such distribution that we could designate as a capital gain dividend. A non-U.S. holder may receive a credit against such holder’s tax liability for the amount withheld.
Capital gain distributions on our capital shares that are attributable to our sale of real property will be treated as ordinary dividends, rather than as gain from the sale of a United States real property interest, as long as (i) (a) the applicable class of our capital shares is “regularly traded” on an established securities market in the United States and (b) the non-U.S. holder does not own more than 10% of the applicable class of our capital shares during the one-year period preceding the distribution date or (ii) the non-U.S. holder was treated as a “qualified shareholder” or “qualified foreign pension fund.” A “qualified shareholder” is a foreign person that (i) either is eligible for the benefits of a comprehensive income tax treaty which includes an exchange of information program and whose principal class of interests is listed and regularly traded on one or more recognized stock exchanges (as defined in such comprehensive income tax treaty), or is a foreign partnership that is created or organized under foreign law as a limited partnership in a jurisdiction that has an agreement for the exchange of information with respect to taxes with the United States and has a class of limited partnership units representing greater than 50% of the value of all the partnership units that is regularly traded on the New York Stock Exchange, or NYSE, or National Association of Securities Dealers Automated Quotations, or NASDAQ, markets, (ii) is a qualified collective investment vehicle, and (iii) maintains records on the identity of each person who, at any time during the foreign person’s taxable year, is the direct owner of 5% or more of the class of interests or units (as applicable) described in (i), above.
As a result, non-U.S. holders generally would be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends. We believe our common shares currently are treated as being regularly traded on an established securities market in the United States. If the applicable class of our capital shares is not regularly traded on an established securities market in the United States or the non-U.S. holder owned more than 10% of the applicable class of our capital shares at any time during the one-year period prior to the distribution, capital gain distributions that are attributable to our sale of real property generally would be subject to tax under FIRPTA. Moreover, if a non-U.S. holder disposes of our capital shares during the 30-day period preceding a dividend payment, and such non-U.S. holder (or a person related to such non-U.S. holder) acquires or enters into a contract or option to acquire our capital shares within 61 days of the

1st day of the 30 day period described above, and any portion of such dividend payment would, but for the disposition, be treated as a United States real property interest capital gain to such non-U.S. holder, then such non-U.S. holder will be treated as having United States real property interest capital gain in an amount that, but for the disposition, would have been treated as United States real property interest capital gain.
A non-U.S. holder generally will not incur tax under FIRPTA with respect to gain realized upon a disposition of our capital shares as long as we are not a United States real property holding corporation during a specified testing period. If at least 50% of a REIT’s assets are United States real property interests, then the REIT will be a United States real property holding corporation. We do not anticipate that we will be a United States real property holding corporation based on our investment strategy. In the unlikely event that at least 50% of the assets we hold were determined to be United States real property interests, gains from the sale of our capital shares by a non-U.S. holder could be subject to a FIRPTA tax. However, even if that event were to occur, a non- U.S. holder generally would not incur tax under FIRPTA on gain from the sale of our capital shares if we were a “domestically controlled qualified investment entity.” A domestically controlled qualified investment entity includes a REIT in which, at all times during a specified testing period, less than 50% in value of its shares are held directly or indirectly by non-U.S. persons. We believe that we likely are a domestically controlled qualified investment entity, and that a sale of our capital shares would not be subject to taxation under FIRPTA. However, we do not intend to maintain records to determine whether we are a domestically controlled qualified investment entity for this purpose and no assurance can be given that we are or will remain a domestically controlled qualified investment entity.
If the applicable class of our capital shares are regularly traded on an established securities market in the United States, an additional exception to the tax under FIRPTA on gain from share sales will be available, even if we do not qualify as a domestically controlled qualified investment entity at the time the non-U.S. holder sells our capital shares. Under that exception, the gain from such a sale by such a non-U.S. holder will not be subject to tax under FIRPTA if:

•	the applicable class of our capital shares is considered regularly traded under applicable U.S. Treasury regulations on an established securities market, such as the NYSE; and

•	the non-U.S. holder owned, actually or constructively, 10% or less of the applicable class of our shares at all times during a specified testing period.

As noted above, we believe our common shares are currently treated as being regularly traded on an established securities market. If the gain on the sale of our capital shares were taxed under FIRPTA, a non-U.S. holder would be taxed on that gain in the same manner as U.S. holders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals.
Backup withholding will generally not apply to payments of dividends made by us or our paying agents, in their capacities as such, to a non-U.S. holder provided that the non-U.S. holder furnishes to the applicable withholding agent the required certification as to its non-U.S. status, such as providing a valid IRS Form W‑8BEN, W‑8BEN-E or W‑8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if the applicable withholding agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient. Payments of the net proceeds from a disposition or a redemption effected outside the United States by a non-U.S. holder made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) generally will apply to such a payment if the broker has certain connections with the U.S. unless the broker has documentary evidence in its records that the beneficial owner is a non-U.S. holder and specified conditions are met or an exemption is otherwise established. Payment of the net proceeds from a disposition by a non-U.S. holder of capital shares made by or through the U.S. office of a broker is generally subject to information reporting and backup withholding unless the non-U.S. holder certifies under penalties of perjury that it is not a U.S. person and satisfies certain other requirements, or otherwise establishes an exemption from information reporting and backup withholding.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability if certain required information is timely furnished to the IRS. Non-U.S. holders are urged to consult their own tax advisors regarding application of backup withholding to them and the availability of, and procedure for obtaining an exemption from, backup withholding.
Conversion of Preferred Shares
The conversion of our preferred shares into our common shares may be a taxable exchange for a non-U.S. holder if our preferred shares constitutes a “United States real property interest.” Even if our preferred shares constitutes a “United States real property interest,” provided our common shares also constitutes a “United States real property interest,” a non-U.S. holder generally will not recognize gain or loss upon a conversion of preferred shares into our common shares so long as certain FIRPTA-related reporting requirements are satisfied. If our preferred shares constitutes a “United States real property interest” and such requirements are not satisfied, however, a conversion will be treated as a taxable exchange of preferred shares for our common shares. Such a deemed taxable exchange will be subject to tax under FIRPTA at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. holder of the same type (e.g., a corporate or a non-corporate shareholder, as the case may be) on the excess, if any, of the fair market value of such non-U.S. holder’s common shares received over such non-U.S. holder’s adjusted basis in its preferred shares. Collection of such tax will be enforced by a refundable withholding tax at a rate of 15% of the value of the common shares. Non-U.S. holders are urged to consult with their tax advisors regarding the federal income tax consequences of any transaction by which such non-U.S. holder exchanges shares of our common shares received on a conversion of preferred shares for cash or other property.
Redemption of Preferred Shares
For a discussion of the treatment of a redemption of preferred shares, see “-Taxation of U.S. Holders on a Redemption of Preferred Shares.”
Legislative or Other Actions Affecting REITs
The present federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time. The REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department, which may result in statutory changes as well as revisions to regulations and interpretations. In addition, as a result of the recent change in presidential administration, there may be significant reform of the Code, including significant changes to the taxation of both business entities and individuals. There is a substantial lack of clarity around both the timing and the details of any such tax reform and the impact of any potential tax reform on an investment in us. We cannot assure our shareholders that any such changes will not adversely affect the taxation of a shareholder. Prospective shareholders are urged to consult with their own tax advisors regarding the effect of potential changes to the federal tax laws on an investment in our securities.
State, Local and Foreign Taxes
We and/or our subsidiaries and securityholders may be subject to taxation by various states, localities or foreign jurisdictions, including those in which we, our subsidiaries, or our securityholders transact business, own property or reside. We or our subsidiaries may own properties located in numerous jurisdictions and may be required to file tax returns in some or all of those jurisdictions. The state, local and foreign tax treatment of us and our securityholders may differ from the federal income tax treatment of us and our securityholders described above. Consequently, securityholders should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws upon an investment in our securities.